Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Otter Tail Corporation relating to the 1999 Stock Incentive Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended, of our report dated February 20, 2006 (which expresses an unqualified opinion), relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in the 2005 Annual Report to Shareholders of the Company and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
August 23, 2006